                        Exhibit 10.15
April 30, 2023

Arvind K Chakravarthy
[_______________]
Re: Offer of Employment

Dear KC,

I am pleased to offer you a position with Roblox Corporation, a Delaware corporation (the "Company"), as Chief People and Systems Officer. If you decide to join us, you will receive an annual wage of $715,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. This is a full-time position. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. As an employee, you will also be eligible to receive certain employee benefits including those explained in Exhibit A. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.
In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors (or its designated committee) following your start date, that the Company grant you restricted stock units (“RSUs”) with a value of $14,250,000. The number of shares of the Company's Class A Common Stock covered by the RSU grant will be determined by dividing $14,250,000, as applicable, by the 20 trading day average closing price of the Company’s Class A Common Stock on the NYSE, as of the last trading day of the calendar month immediately prior to the calendar month that includes your start date. When determining the number of RSUs subject to your grant(s), any partial RSUs will be rounded down to the nearest whole RSU. The shares subject to such RSU grant(s) shall vest according to the vesting schedule approved by the Board of Directors (or its designated committee) and subject to your continuing employment with the Company. The RSU grant(s) shall be subject to the terms and conditions of the Company's Equity Incentive Plan and RSU Agreement(s), including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

                        Exhibit 10.15
You will be eligible to receive awards of stock options, restricted stock units, or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Company’s Board of Directors or its Compensation Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

In connection with your employment, you will be eligible to enter into the Change in Control Severance Agreement attached hereto as Exhibit B (the “Severance Agreement”). The Severance Agreement specifies the severance payments and benefits you may become entitled to receive in connection with certain qualifying terminations of your employment with the Company. In order to be eligible to receive any benefits under the Severance Agreement, you must sign and deliver the Severance Agreement to the Company.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two-week notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

                        Exhibit 10.15

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's Code of Ethics and Business Conduct.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Employment Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non- disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Employment Agreement before your first day of employment.
To accept the Company's offer, please sign and date this letter in the space provided below. If you accept our offer, your employment will commence at a date to be mutually agreed upon by the Parties in writing. This letter, along with the Employment Agreement and any other agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you. This offer of employment will terminate if it is not accepted, signed and returned within two (2) business days of April 30, 2023, or if your employment has not commenced within three (3) months from April 30, 2023.

We look forward to your favorable reply and to working with you at Roblox Corporation. Sincerely,

/s/David Baszucki
David Baszucki

                        Exhibit 10.15
Agreed to and accepted:

Signature: /s/Arvind K Chakravarthy
Printed Name: Arvind K Chakravarthy
Date: April 30, 2023

Enclosures:
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement